                                                                    EXHIBIT 99.4

                                                        Contact: Brian K. Miller
                                                        Vice President - Finance
                                                        Tyler Technologies, Inc.
                                                                  (972) 713-3720
                                                   bmiller@tylertechnologies.com

                                                           FOR IMMEDIATE RELEASE


                 TYLER TECHNOLOGIES REPORTS RECORD EARNINGS FOR
                        FOURTH QUARTER AND FULL YEAR 2002

                      EBITDA INCREASES 41% TO $18.6 MILLION

DALLAS, TEXAS, FEBRUARY 27, 2003 -- Dallas-based Tyler Technologies, Inc. (NYSE:
TYL) today reported earnings for the fourth quarter and year ended December 31, 2002. Tyler provides a broad array of software products and related professional services to meet the information management needs of counties, cities, schools and other local government offices nationwide.

Revenues from continuing operations for the year ended December 31, 2002 increased 13% to $133.9 million from $118.8 million in 2001. EBITDA, or earnings from continuing operations before interest, income taxes, depreciation and amortization, grew 41% in 2002 to $18.6 million, or $0.37 per diluted share, from $13.2 million, or $0.28 per share, in 2001.

Income from continuing operations before income taxes for 2002 was $10.0 million, compared to pretax income of $1.8 million for 2001. The Company's effective income tax rate for 2002 was 38.5%, compared to 85.0% in 2001. After taxes, income from continuing operations for the year ended December 31, 2002 was $6.2 million, or $0.12 per share, compared to income from continuing operations of $272,000, or $0.01 per share, for the year ended December 31, 2001.

For the year ended December 31, 2002, Tyler had a gain on disposal of discontinued operations, net of tax, of $1.8 million, or $0.04 per share, compared to a loss on disposal of discontinued operations of $3,000, or $0.00 per share, in 2001. Net income for 2002 was $8.0 million, or $0.16 per share, compared to $269,000, or $0.01 per share, in 2001.

Results for 2002 include legal fees of $704,000 ($458,000 after tax) associated with the Company's investment in HTE, Inc. ("HTE"). Excluding those legal expenses, Tyler's income from continuing operations for the year ended December 31, 2002 was $6.6 million, or $0.13 per share, and net income was $8.4 million, or $0.17 per share. The legal issues between Tyler and HTE have been resolved, and Tyler has agreed to tender its HTE shares to SunGard Data Systems in connection with SunGard's pending cash acquisition of HTE.

Effective January 1, 2002, Tyler adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which resulted in lower amortization expense for acquisition intangibles and a lower effective income tax rate beginning in 2002. Had the Company reported its 2001 results on the basis required by SFAS No. 142, pro forma income from continuing operations would have been $3.2 million, or $0.07 per share, and the Company's 2001 effective income tax rate would have been approximately 40%.

                                     -MORE-

Tyler Technologies Reports Record Earnings for 2002
February 27, 2003
Page 2

For the fourth quarter of 2002, revenues grew 16% (17% excluding hardware and other revenues) to $36.4 million from $31.5 million in the fourth quarter of 2001. EBITDA in the fourth quarter of 2002 was $6.3 million, or $0.13 per share, compared to EBITDA of $4.3 million, or $0.09 per share, in the fourth quarter of 2001.

Pretax income from continuing operations was $4.1 million for the three months ended December 31, 2002, more than triple Tyler's pretax income of $1.3 million for the same period in the prior year. Income from continuing operations for the quarter ended December 31, 2002 was $2.6 million, or $0.05 per share, compared to income from continuing operations of $163,000, or $0.00 per share, for the quarter ended December 31, 2001.

During 2002, Tyler repurchased 1,500,000 shares of its common stock in off-market transactions for an aggregate cash purchase price of $4 million. On October 29, 2002, the Tyler Board approved the repurchase of up to an additional 1,000,000 shares of its common stock in open market transactions. During the first quarter of 2003, Tyler has repurchased 339,400 shares of its common stock in open market transactions at an average price of $3.96 per share.

"Tyler achieved tremendous improvement in financial performance during 2002," said John M. Yeaman, Tyler's President and CEO. "We exceeded our earnings goals, despite a tough economic environment and the challenges associated with introducing a major new product and expanding geographically. Our revenues, earnings and EBITDA all grew stronger throughout the year and set new quarterly highs from continuing operations in the fourth quarter. In addition, the fourth quarter marked our seventh consecutive profitable quarter and our ninth consecutive quarter of year-over-year improvement in operating income.

"Our revenue for the year grew 14%, excluding hardware, and the mix of revenues continued to shift in a very positive manner. While each of our major revenue categories, excluding hardware, improved from 2001, software licenses led the way with an exceptionally strong 25% increase. Software services revenue was also very robust, increasing by 19%. Growth of our recurring revenues was solid in 2002, with an 11% increase in maintenance revenues compared to 2001. Appraisal services revenues grew 7% as we continued to build on the rapid growth that our appraisal business experienced in the previous two years.

"As a result of the change in our revenue mix toward a greater proportion of revenues from software licenses, combined with our ability to leverage our costs of professional services, our gross margin improved to 35.8% in 2002 from 33.7% in 2001. Our fourth quarter 2002 gross margin of 39.1% represented the highest quarterly margin achieved in the last two years. Tyler also continued its trend of reduced selling, general and administrative expenses as a percentage of revenues at 25.3% in 2002, compared to 25.9% of revenues in 2001," continued Mr. Yeaman.

 "Our growth and profitability reflect the value that current and prospective clients in the local government technology market find in our products and services," added Mr. Yeaman. "The efforts of our employees to develop superior products and to provide exceptional client service are evident in our results."

"Tyler's cash flow for the year was very robust. The Company generated nearly $10 million of free cash flow, after capital expenditures, and ended the year with $13.7 million in cash. We expect to receive approximately $39 million in pretax proceeds from the pending sale of HTE, which will further improve our already strong balance sheet. We plan to use our cash to continue to execute our stock repurchase program and to maintain liquidity to take advantage of opportunities to accelerate profitable growth, including possible strategic acquisitions.

                                     -MORE-

Tyler Technologies Reports Record Earnings for 2002
February 27, 2003
Page 3

"Our current outlook is for continued improvement in our 2003 results, assuming that local government budgets do not deteriorate significantly," Mr. Yeaman noted. "While the current economic and political environment adds a major element of uncertainty to forecasting, we expect to continue to grow organically and to leverage our costs so that earnings grow substantially faster than revenues."

"We are cautiously optimistic that the robust growth we have experienced in software license and related software services and maintenance revenues will continue, offset somewhat by a reduction in appraisal services revenues. In the current environment, we expect that software-related revenues will grow more than 20% in 2003. Appraisal services revenues are expected to be flat or lower than in 2002, reflecting the completion of the largest appraisal contract in our history. As a result, we anticipate that our total revenue growth for 2003 will be in the 8-10% range."

"With the continuing shift in our revenue mix toward a greater proportion of software-related revenues, we expect that gross margins for the year 2003 will continue to trend upward. EBITDA is expected to grow to between approximately $21 and $23 million, and fully diluted earnings per share from continuing operations (excluding any gain on the sale of our investment in HTE and related activity) are expected to be in the $0.16 - $0.18 range for 2003."

"As was in the case in 2002, the second half of the year is expected to be significantly stronger than the first half, with more than 65% of annual earnings and EBITDA coming in the second half of 2003. Our estimated income tax rate for 2003 is approximately 40%. Tyler's planned capital spending for 2003 is approximately $12 million, including $9 million related to software development. Once again, we anticipate generating significant free cash flow after capital expenditures," concluded Mr. Yeaman.

Tyler Technologies has scheduled a conference call for today at 10:30 a.m. Central Time, to discuss the Company's 2002 earnings and outlook for 2003. The conference call can be accessed by visiting the Company's homepage at http://www.tylertechnologies.com. A replay will also be available on Tyler's Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and e-government services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler's client base includes nearly 6,000 local government offices in 49 states, Canada and Puerto Rico. More information about Tyler Technologies can be found on the World Wide Web at http://www.tylertechnologies.com.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                          (Comparative results follow)
                                      ####

                            TYLER TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                     Three Months Ended December 31,        Year Ended December 31,
                                                     -------------------------------     ------------------------------
                                                         2002               2001             2002              2001
                                                     ------------       ------------     ------------      ------------
Revenues (1)                                         $     36,396       $     31,463     $    133,897      $    118,816
Cost of revenues (1)                                       22,168             20,117           85,915            78,797
                                                     ------------       ------------     ------------      ------------
Gross profit                                               14,228             11,346           47,982            40,019

Selling, general and administrative expenses                9,242              8,195           33,914            30,830
Amortization of acquisition intangibles (1)                   832              1,721            3,329             6,898
                                                     ------------       ------------     ------------      ------------
Operating income                                            4,154              1,430           10,739             2,291

Legal fees associated with affiliated investment               54                 --              704                --
Interest expense (income), net                                 14                120               (6)              479
                                                     ------------       ------------     ------------      ------------

Income from continuing operations
   before income taxes                                      4,086              1,310           10,041             1,812
Income tax provision                                        1,505              1,147            3,869             1,540
                                                     ------------       ------------     ------------      ------------
Income from continuing operations                           2,581                163            6,172               272

Discontinued operations:
Income (loss) on disposal, after income taxes               1,817                 35            1,817                (3)
                                                     ------------       ------------     ------------      ------------
Net income                                           $      4,398       $        198     $      7,989      $        269
                                                     ============       ============     ============      ============

Basic earnings (loss) per common share:
   Continuing operations                             $       0.06       $       0.00     $       0.13      $       0.01
   Discontinued operations                                   0.04               0.00             0.04             (0.00)
                                                     ------------       ------------     ------------      ------------
Net earnings per common share                        $       0.09       $       0.00     $       0.17      $       0.01
                                                     ============       ============     ============      ============

Diluted earnings (loss) per common share:
   Continuing operations                             $       0.05       $       0.00     $       0.12      $       0.01
   Discontinued operations                                   0.04               0.00             0.04             (0.00)
                                                     ------------       ------------     ------------      ------------
Net earnings per common share                        $       0.09       $       0.00     $       0.16      $       0.01
                                                     ============       ============     ============      ============

Weighted average common shares outstanding:
   Basic                                                   46,348             47,224           47,136            47,181
   Diluted                                                 48,482             48,915           49,493            47,984

EBITDA (2)                                           $      6,267       $      4,335     $     18,557      $     13,203
EBITDA per diluted share                             $       0.13       $       0.09     $       0.37      $       0.28

(1) Effective January 1, 2002, we adopted the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets". Under the new standard, goodwill and intangible assets with indefinite useful lives are no longer amortized but instead tested for impairment at least annually. In accordance with the new standard, results of operations for 2001 are reported under the previous accounting standards for goodwill and intangible assets. Amortization expense related to goodwill (including assembled workforce subsumed into goodwill) no longer expensed under the new standard was $894,000 ($1.2 million after income tax), or $0.02 per share, for the three months ended December 31, 2001, and $3.6 million ($3.0 million after income tax), or $0.06 per share, for the year ended December 31, 2001. Also, previously reported net revenues and costs of revenues for periods prior to October 1, 2002 were recast to reclassify as revenues certain expenses reimbursable from customers.

(2) EBITDA consists of income from continuing operations before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles to EBITDA from income from continuing operations before income taxes for the periods presented.

                                                     Three Months Ended December 31,        Year Ended December 31,
                                                     -------------------------------     ------------------------------
                                                         2002               2001             2002              2001
                                                     ------------       ------------     ------------      ------------
Income from continuing operations before
  income taxes                                       $      4,086       $      1,310     $     10,041      $      1,812
  Amortization of acquisition intangibles                     832              1,721            3,329             6,898
  Depreciation and other amortization
    included in cost of revenues and selling,
    general and administrative expenses                     1,335              1,184            5,193             4,014
    Interest expense (income), net                             14                120               (6)              479
                                                     ------------       ------------     ------------      ------------
EBITDA                                               $      6,267       $      4,335     $     18,557      $     13,203
                                                     ============       ============     ============      ============

                            TYLER TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   December 31
                             (Dollars in thousands)

                                                   2002           2001
                                                ----------     ----------
ASSETS

Current assets:
     Cash and cash equivalents                  $   13,744     $    5,271
     Accounts receivable, net                       33,510         35,256
     Other current assets                            4,009          3,469
     Deferred income taxes                           1,197          1,329
                                                ----------     ----------
           Total current assets                     52,460         45,325

Property and equipment, net                          6,819          6,967
Investment security available-for-sale              27,196         11,238
Goodwill and other intangibles, net                 82,886         82,211
Other assets                                           484          1,234
                                                ----------     ----------

Total assets                                    $  169,845     $  146,975
                                                ==========     ==========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                             $   40,226     $   39,606
Long-term obligations, less current portion          2,550          2,910
Deferred income taxes                                8,413          3,575
Shareholders' equity                               118,656        100,884
                                                ----------     ----------

Total liabilities and shareholders' equity      $  169,845     $  146,975
                                                ==========     ==========